Exhibit 99.1

MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

MF Global Declares Quarterly Dividend Payments for Preference Shares

David Schamis Appointed to Board of Directors

NEW YORK, July 29, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-listed futures and options, today announced that the company’s board of directors has declared a quarterly dividend on MF Global’s Series A and Series B Preference Shares.

The dividend amounts per share, record dates and payment dates for the Preference Shares follow:

Series	Payment Per Share	Record Date	Payment Date
6% Cumulative Convertible Preference Shares, Series A	$0.804	August 5, 2008	August 15, 2008

9.75% Non-Cumulative Convertible Preference Shares, Series B	$1.354	August 5, 2008	August 15, 2008

In addition, MF Global announced the election of David I. Schamis to its board of directors effective immediately. Mr. Schamis is a managing director at J.C. Flowers & Co. LLC, a private equity firm which invests in financial services companies. Mr. Schamis has been employed by J.C. Flowers & Co. and its affiliates since May 2000. Prior to joining the firm Mr. Schamis was in the financial institutions investment banking group at Salomon Smith Barney from 1995 to 2000.

Under the investment agreement with MF Global announced on May 20, 2008, J.C. Flowers was granted the right to designate an individual to serve on the MF Global board of directors.

At MF Global’s first annual general meeting of shareholders held yesterday in Bermuda, all proposals brought before the meeting were approved by shareholders, including the election of seven directors to the company’s board of directors. The addition of Mr. Schamis brings the total number of directors to eight, six of whom are independent.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

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Contacts: Media Investors	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com Courtney Oldrin, 212.589.6592, coldrin@mfglobal.com